                                                                    EXHIBIT 16.1



March 29, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Dear Sir/Madam:

We have read the four paragraphs of Item 9 included in the Form 10-K dated March 29, 2000 of Greyhound Lines, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,



Arthur Andersen LLP